Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-228965, 333-199658, and 333-191217 of CCUR Holdings, Inc. on Form S-8 of our report dated August 28, 2019, with respect to our audits of the consolidated financial statements of CCUR Holdings, Inc. as of June 30, 2019 and 2018 and for the years ended June 30, 2019 and 2018, and Schedule IV – Mortgage Loans on Real Estate of CCUR Holdings, Inc. as of June 30, 2019, which report is included in this Annual Report on Form 10-K of CCUR Holdings, Inc. for the fiscal year ended June 30, 2019.

/s/ Marcum LLP

Marcum LLP
Philadelphia, Pennsylvania
August 28, 2019